Exhibit 23.4

TBPELS REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

Consent of Independent Petroleum Engineers
To the Board of Directors
Crescent Energy Company:
We have issued our report dated  January 30, 2024 on estimates of oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2023. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein included in or made part of this Registration Statement on Form S-8 of Crescent Energy Company, as may be amended from time to time, as originally filed with the U.S. Securities and Exchange Commission on November 5, 2024.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
Houston, Texas
November 5, 2024

SUITE 2800, 350 7TH AVENUE, S.W. 633 17TH STREET, SUITE 1700	CALGARY, ALBERTA T2P 3N9 DENVER, COLORADO 80202	TEL (403) 262-2799 TEL (303) 339-8110